                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

            THE CHEESECAKE FACTORY INCORPORATED
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                      THE CHEESECAKE FACTORY INCORPORATED
                               26950 AGOURA ROAD
                       CALABASAS HILLS, CALIFORNIA 91301

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    The 2000 Annual Meeting of Stockholders of THE CHEESECAKE FACTORY INCORPORATED will be held at The Cheesecake Factory-Registered Trademark-restaurant located at 605 North Harbor Drive, Redondo Beach, California, on Tuesday, May 30, 2000, beginning at 10:00 A.M. local time, for the following purposes:

    1. To elect two nominees to serve as directors of the Company for three-year terms and until respective successors shall be elected and qualified;

    2. To approve an amendment to the Company's Certificate of Incorporation to increase the maximum authorized number of shares of Common Stock from 30,000,000 to 150,000,000; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Our agenda for the Annual Meeting will also include an overview of the Company's business operations and recent performance results.

    The Board of Directors has fixed the close of business on April 9, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the Annual Meeting. However, you must be a stockholder of record at the close of business on April 9, 2000 to vote at the meeting. If you plan to attend, please bring the Admittance Slip on the back cover. Regardless of whether or not you will attend, please vote by signing, dating and returning the enclosed proxy card. Voting by mail will not prevent you from voting in person at the meeting.

                                          By Order of the Board of Directors

                                          Linda J. Candioty

                                          Corporate Secretary

Calabasas Hills, California

April 17, 2000

                      THE CHEESECAKE FACTORY INCORPORATED

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2000

                            ------------------------

    This Proxy Statement is furnished to the stockholders of THE CHEESECAKE FACTORY INCORPORATED (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at The Cheesecake Factory-Registered Trademark- restaurant located at 605 North Harbor Drive, Redondo Beach, California, on May 30, 2000, beginning at 10:00 A.M. local time, and at any adjournment thereof.

    Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing the same, prior to their exercise, by attendance and voting at the meeting or by written notice delivered to the Corporate Secretary of the Company prior to the meeting, and are solicited by and on behalf of the Board of Directors of the Company. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein. If no such directions are given, the shares represented by such proxies will be voted in favor of the election of the nominees for director. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting. Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the nominees receiving the greatest number of votes cast will be elected to the Board.

    For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not retained a proxy, those shares will not be included in the vote totals and therefore will have no effect on the vote.

    The cost of this solicitation will be borne by the Company. Proxies may be solicited by personal interview, telephone and telegraph, as well as by use of the mails. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration.

    On March 9, 2000, 20,280,288 shares of the Company's Common Stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of Common Stock is entitled to one vote for each share of such stock held. Only stockholders of record at the close of business on April 9, 2000 will be entitled to vote at the Annual Meeting. A majority of the outstanding shares, whether present in person or by proxy, is required to constitute a quorum to transact business at the meeting.

    The Company intends to cause this Proxy Statement to be mailed to stockholders on or about April 17, 2000.

                              BENEFICIAL OWNERSHIP
                    OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership as of March 9, 2000 of the Company's Common Stock by (a) each person known to the Company owning beneficially more than five percent of the outstanding shares of the Company's Common Stock, (b) each director of the Company, (c) each Named Executive Officer of the Company, and (d) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each of the stockholders named below is the Company's principal executive office.

                                                          BENEFICIAL OWNERSHIP
                                                         ----------------------
NAME                                                      SHARES     PERCENTAGE
----                                                     ---------   ----------
David Overton(1)(2)....................................  2,104,734      10.1%
Overton Family Limited Partnership(3)..................    293,794       1.4%
Thomas L. Gregory(4)(5)................................     50,000          *
Jerome I. Kransdorf(3)(4)(6)...........................     27,500          *
Wayne H. White(4)(5)...................................     50,000          *
Gerald W. Deitchle(7)(11)..............................    158,376          *
Linda J. Candioty(8)(11)...............................    144,129          *
Debby R. Zurzolo (9)(11)...............................     20,225          *
Wellington Management Company, LLP.....................  1,615,900       7.7%
American Express Financial Corporation.................  1,506,742       7.2%
SMALLCAP World Fund, Inc...............................  1,205,500       5.8%
All executive officers and directors as a group (seven
  persons)(10).........................................  2,554,964      12.3%

------------------------

*   Less than 1% of the issued and outstanding shares.

(1) Includes 207,625 shares which Mr. Overton has the right to acquire upon the exercise of options granted under the Company's 1992 Performance Employee Stock Option Plan (the "1992 Stock Option Plan"). Excludes an additional 68,000 shares granted to Mr. Overton under the 1992 Stock Option Plan which are not currently exercisable. Excludes 19,300 shares held by Mr. Overton's spouse; 32,200 shares which she has the right to acquire upon the exercise of options granted under the 1992 Stock Option Plan; and an additional 14,800 shares granted under the Company's stock option plans which are not currently exercisable, all of which she has sole voting and investment power. See "Executive Compensation."

(2) Named Executive Officer and director of the Company.

(3) The general partner of the partnership is an Overton family trust, of which Mr. Kransdorf has sole voting and investment power over the shares in his capacity as trustee.

(4) Director of the Company.

(5) Includes 22,500 shares which he has the right to acquire upon the exercise of options granted under the Company's 1992 Non-Employee Director Stock Option Plan, and an additional 27,500 shares which he has the right to acquire upon the exercise of options granted under the Company's 1997 Non-Employee Director Stock Option Plan (the "1997 Director Plan"). See "Board of Directors Meetings, Attendance and Fees."

(6) Includes 27,500 shares which he has the right to acquire upon the exercise of options granted under the Company's 1997 Director Plan. See "Board of Directors--Meetings, Attendance and Fees."

(7) Includes 158,376 shares which Mr. Deitchle has the right to acquire upon the exercise of options granted under the Company's 1992 Stock Option Plan. Does not include an additional 77,187 shares granted under the 1992 Stock Option Plan that are not currently exercisable.

(8) Includes 60,250 shares which Ms. Candioty has the right to acquire upon the exercise of options granted under the Company's 1992 Stock Option Plan. Does not include an additional 66,000 shares granted under the 1992 Stock Option Plan that are not currently exercisable.

(9) Includes 20,000 shares which Ms. Zurzolo has the right to acquire upon the exercise of options granted under the Company's 1992 Stock Option Plan. Does not include an additional 100,000 shares granted under the 1992 Stock Option Plan that are not currently exercisable.

(10) Includes 573,751 shares that the Company's executive officers and outside directors have the right to acquire upon the exercise of options granted under the Company's stock option plans.

(11) Named Executive Officer of the Company.

    The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address of American Express Financial Corporation is IDS Tower 10, Minneapolis, Minnesota 55440. The address of SMALLCAP World Fund, Inc. is 333 South Hope Street, Los Angeles, California 90071.

                             ELECTION OF DIRECTORS

    The Company's Bylaws provide for a Board of Directors consisting of no less than five and no more than thirteen members, the exact number within this range being determined by the Board of Directors. The Board of Directors has set the number of directors at five. The Board of Directors is classified into three classes with each director serving a three-year term. Messrs. Kransdorf and White are serving terms that expire at the Annual Meeting of Stockholders to be held in 2000. Messrs. Gregory and Overton are serving terms that will expire at the Annual Meeting of Stockholders to be held in 2001 and 2002, respectively. The Board of Directors currently has a vacancy for one position. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Company officers are elected annually by the Board of Directors and serve at the Board's discretion.

    The Board of Directors has nominated Messrs. Kransdorf and White for reelection to the Board of Directors for three-year terms that will expire at the Annual Meeting of Stockholders to be held in the year 2003. The nominees have indicated their willingness to serve and, unless otherwise instructed, proxies will be voted for the election of such nominees unless instructions are given on the proxy to withhold authority to vote for them.

    Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company's principal offices. Such notice must be received not less than 60 calendar days nor more than 90 calendar days prior to the Annual Meeting; provided that, if in the event that notice or prior public disclosure of the date of the Annual Meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding Annual Meeting of Stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth calendar day following the day on which such notice was mailed or such public disclosure was made. Such stockholder's notice must be in writing and must set forth as to each proposed nominee all information relating to such person that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934 ("Exchange Act") including, but not limited to, such person's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected. Such stockholder notice must also set forth the name and address, as they appear on the Company's books, of the nominating stockholder and the class and number of shares of Common Stock beneficially owned by such stockholder.

    The following table sets forth certain information with respect to the nominees for director and the other directors of the Company.

                             THE BOARD OF DIRECTORS

NAME                                                          PRINCIPAL OCCUPATION
----                                        --------------------------------------------------------
David Overton.............................  David Overton, age 54, co-founded the Company's predecessor with his parents. He has served as the
                                            Company's Chairman of the Board, President and Chief
                                            Executive Officer since its incorporation in February
                                            1992.

Thomas L. Gregory.........................  Thomas L. Gregory, age 64, became a director of the
                                            Company upon the consummation of its initial public
                                            offering in September 1992. Mr. Gregory has over 40
                                            years of experience in the food service industry. He
                                            served as Vice Chairman of the Board of Directors of
                                            Sizzler International, Inc., a restaurant chain, until
                                            August 1994. Mr. Gregory served as President, Chief
                                            Executive Officer and a member of the board of directors
                                            of Sizzler from 1982 to 1991, and then served as
                                            President of its successor company until his retirement
                                            in 1992. From 1974 to 1991, Mr. Gregory served as Vice
                                            President for Collins Foods International, Inc., a food
                                            service company, and retained such position concurrently
                                            with his positions at Sizzler. Mr. Gregory is a member
                                            of the board of directors of Regis Corporation, the
                                            world's largest chain of haircare retail operations. He
                                            is also a member of the board of directors of JJ North's
                                            Grand Buffets, a buffet restaurant chain.

Jerome I. Kransdorf.......................  Jerome I. Kransdorf, age 61, became a director of the
                                            Company in March 1997. Mr. Kransdorf has over 40 years
                                            of investment management experience. From 1959 to 1997,
                                            he was employed in investment and senior management
                                            positions at Wertheim & Co. and its successor companies.
                                            Mr. Kransdorf currently serves as Senior Vice President
                                            of J. & W. Seligman & Co. Incorporated, an investment
                                            advisory firm.

Wayne H. White............................  Wayne H. White, age 62, became a director of the Company upon the consummation of its initial public offering in
                                            September 1992. Since January 1993, Mr. White has been
                                            an independent investment banker and management
                                            consultant with a special emphasis on gaming and
                                            restaurant companies. He is currently affiliated with
                                            First Security Van Kasper in San Francisco. Mr. White
                                            has approximately ten years of senior management
                                            experience in the restaurant industry, including
                                            Victoria Station (seven years) and Famous Restaurants
                                            (two years).

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. All of the members of the Audit and Compensation Committees are directors independent of management who are not and never have been officers or employees of the Company.

    The Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of the Company's books and records. The Audit Committee also reviews with such accounting firm the scope and results of the annual audit, the performance by such accountants of professional services in addition to those related to the annual audit and the adequacy of the Company's internal controls. The members of the Audit Committee are Messrs. Gregory, Kransdorf and White. During fiscal 1999, the Audit Committee held two meetings.

    The Compensation Committee reviews and recommends to the Board of Directors the levels of compensation for the Company's Named Executive Officers and approves and administrates the Company's incentive compensation programs, including but not limited to the Company's stock option plans and the Performance Incentive Plan. The members of the Compensation Committee are Messrs. Gregory, Kransdorf and White. During fiscal 1999, the Compensation Committee held two meetings.

MEETINGS, ATTENDANCE AND FEES

    During fiscal 1999, the Board of Directors held four meetings. No member of the Board attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he served.

    Each director who is not an employee of the Company receives an annual fee of $10,000 plus $1,000 for each meeting of the Board of Directors attended. Non-employee directors who serve on committees also receive $1,000 for each meeting attended that takes place on a date other than the day of a regularly scheduled Board of Directors meeting. Messrs. Gregory and White each received options under the Company's 1992 Non-Employee Director Stock Option Plan to acquire 22,500 shares of Common Stock at prices equal to fair market value on the date of grant. These options have an exercise price of $8.89 per share which is equal to the Company's initial public offering price as adjusted for two 3-for-2 stock splits which were completed on March 15, 1994 and April 1, 1998. The options are exercisable for a period of ten years from the date of grant and are not transferable other than by will or the laws of descent and distribution. All such options granted to Messrs. Gregory and White are fully vested and exercisable. Messrs. Gregory, Kransdorf and White each were granted options to acquire 27,500 shares of Common Stock under the 1997 Director Plan. These options have exercise prices ranging from $13.75 to $27.00 per share, are fully exercisable on the date of grant and expire ten years from date of grant.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director of the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(c) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit.

    The Company has also entered into indemnification agreements with its directors and named executive officers. The indemnification agreements provide that the directors and named executive officers will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT

    Under Section 16(a) of the Exchange Act, the Company's directors, named executive officers and any persons holding ten percent or more of the Company's Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such report. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during fiscal 1999, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No directors other than those identified above served as members of the Compensation Committee during the last completed fiscal year. No member of that Committee was an officer or employee of the Company or any of its subsidiaries during the year. None of the named executive officers of the Company have served on the board of directors or on the compensation committee of any other entity, any of whose officers served either on the Board of Directors or on the Compensation Committee of the Company.

                             EXECUTIVE COMPENSATION

    The following table shows the compensation paid by the Company during the last three fiscal years to the Company's chief executive officer and the Company's four most highly compensated executive officers ("Named Executive Officers") at December 28, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                       LONG-TERM
                                                                                                     COMPENSATION
                                                              ANNUAL COMPENSATION                       AWARDS
                                                  --------------------------------------------   ---------------------
                                                                               OTHER ANNUAL      SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)   BONUS($)(1)   COMPENSATION($)(2)       OPTIONS(#)(3)
---------------------------            --------   ---------   -----------   ------------------   ---------------------
David Overton .......................    1999      400,000      160,000            3,170                 30,000
  Chairman of the Board,                 1998      400,000           --            2,865                 30,000
  President and                          1997      350,000           --            4,765                 30,000
  Chief Executive Officer

Gerald W. Deitchle ..................    1999      275,000       96,250            6,196                 25,000
  Executive Vice President and           1998      240,000           --            2,802                 22,500
  Chief Financial Officer                1997      235,000           --            1,913                 22,500

Linda J. Candioty ...................    1999      220,000       77,000           10,391                 20,000
  Executive Vice President               1998      210,000           --           10,800                 22,500
  and Secretary                          1997      205,000           --           10,800                 22,500

Debby R. Zurzolo ....................    1999      156,577       51,750            8,172                100,000
  Senior Vice President                  1998           --           --               --                     --
  and General Counsel(4)                 1997           --           --               --                     --

------------------------

(1) Bonuses were awarded pursuant to the Company's Amended Performance Incentive Plan for fiscal 1999. This incentive plan was adopted in fiscal 1998; however, no bonuses were awarded for that year.

(2) Other annual compensation includes automobile allowances or the value of the personal use of Company-provided automobiles, and also includes the Company's matching contribution with respect to the Executive Savings Plan (a nonqualified deferred compensation plan that was initially activated in October 1999).

(3) Stock options were granted under the Company's 1992 Performance Employee Stock Option Plan (the "1992 Stock Option Plan").

(4) Ms. Zurzolo joined the Company in April 1999. Amounts presented for her salary and bonus reflect a partial year of employment.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows all options to acquire shares of the Company's stock granted to Named Executive Officers during fiscal 1999.

                                                                                         POTENTIAL REALIZED
                                                                                          VALUE AT ASSUMED
                         NUMBER OF                                                      ANNUAL RATES OF STOCK
                        SECURITIES     PERCENT OF TOTAL                                   APPRECIATION FOR
                        UNDERLYING     OPTIONS GRANTED                                    OPTION TERM($)(3)
                          OPTIONS      TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ---------------------
NAME                   GRANTED(#)(1)     FISCAL YEAR       ($/SHARE)(2)       DATE         5%          10%
----                   -------------   ----------------   --------------   ----------   ---------   ---------
David Overton........      30,000              7%              21.56       1/14/2009      406,800   1,030,800
Gerald W. Deitchle...      25,000              6%              21.56       1/14/2009      339,000     859,000
Linda J. Candioty....      20,000              5%              21.56       1/14/2009      271,200     687,200
Debby R. Zurzolo.....     100,000             23%              19.91       3/08/2009    1,356,000   3,436,000

------------------------

(1) These options were granted pursuant to the 1992 Stock Option Plan.

(2) Market value on the date of grant.

(3) Assumed annual rates of stock price appreciation are set by the SEC and are not a forecast of future appreciation. The amounts shown are pre-tax and also assume that the options will be held throughout their entire term. Actual realized value, if any, will be dependent on the future price of the Company's Common Stock, as well as the continued employment of the option holder through the vesting period.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION
  VALUES

    The following table shows all stock options exercised by the Named Executive Officers during fiscal 1999, and the number and value of options they held at fiscal year end.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES        VALUE      AT FISCAL YEAR END(#)(1)      AT FISCAL YEAR END($)(2)
                              ACQUIRED ON   REALIZED    ---------------------------   ---------------------------
NAME                          EXERCISE(#)      ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   ---------   -----------   -------------   -----------   -------------
David Overton...............          --          --       191,625         54,000      4,182,146        679,512
Gerald W. Deitchle..........          --          --       104,189        106,374      1,750,175      1,687,363
Linda J. Candioty...........          --          --        45,750         60,500        949,383        892,302
Debby R. Zurzolo............          --          --            --        100,000             --      1,265,700

------------------------

(1) These options were granted pursuant to the 1992 Stock Option Plan. Of the 54,000 unexercisable options for Mr. Overton at the end of fiscal 1999, 24,000 vest 25% per year with the final portion vesting on January 23, 2003, and 30,000 vest 33% per year with the final portion vesting on January 14, 2002. The unexercisable options for Mr. Deitchle vest 20% to 60% per year, with the final portion vesting on January 23, 2003. The unexercisable options for Ms. Candioty vest 20% to 100% per year with the final portion vesting on January 23, 2003. The unexercisable options for Ms. Zurzolo vest 20% per year with the final portion vesting on March 8, 2004. The options have a term of ten years. However, no option shall vest and become exercisable unless the Company's performance for the year in which an option would otherwise vest meets or exceeds the average earnings performance of all full-menu table service restaurants reported in a restaurant index published by a major financial services firm or an equivalent index.

(2) Represents the difference between the closing price ($32.563) of the Company's Common Stock on December 28, 1999, the last trading day of the Company's 1999 fiscal year, and the exercise price of the options.

EMPLOYMENT AGREEMENTS

    In April 1998, the Company entered into a three-year employment agreement with David Overton, the Company's Chief Executive Officer. The agreement provides Mr. Overton with an annual base salary ($420,000 for fiscal 2000) which is subject to increase from time to time by the Board of Directors. Mr. Overton is entitled to participate equitably with other executive officers in any plan of the Company relating to bonuses, stock options, health and life insurance, compensated absences, retirement or other employee benefits. The agreement also provides Mr. Overton with an automobile allowance, reimbursement of his business expenses, and certain additional health and life insurance benefits. If
Mr. Overton voluntarily resigns from the Company or is terminated with cause (as defined in the agreement), he will be entitled to receive any unpaid salary earned up through the termination date, plus any unpaid pro rata portion of any incentive plan award for the current fiscal year when such awards are paid to all other plan participants. If Mr. Overton's employment is terminated without cause prior to a change in control of the Company (as defined in the agreement), or if he dies or is permanently disabled, he or his estate will be entitled to receive a lump sum payment equal to three times his then current annual base salary. If, during the first 18 months after a change in control of the Company, Mr. Overton voluntarily terminates his employment or is terminated by the Company without cause, he will be entitled to receive a lump sum payment of $2 million, and the Company will also pay for certain health and life insurance benefits for Mr. Overton and his dependents for an additional 36 months. In the event that any payment or benefit paid or payable to Mr. Overton under the agreement is subject to any excise tax in connection with the "excess parachute payment" provisions of the Internal Revenue Code, Mr. Overton is entitled to receive an additional "gross-up" payment from the Company such that the after-tax proceeds of the payment to Mr. Overton will be sufficient to pay any such excise tax in full.

    In July 1995, the Company entered into an employment agreement with Gerald
W. Deitchle, the Company's Executive Vice President and Chief Financial Officer. Under this agreement, Mr. Deitchle is provided with an annual base salary ($295,000 for fiscal 2000) which is subject to increase from time to time by the Board of Directors. Mr. Deitchle is entitled to other specified benefits such as participation in the Company's executive-level incentive plan, an automobile allowance, reimbursement of business expenses and health and life insurance benefits. The agreement may be terminated without cause by Mr. Deitchle with 60 days written notice, and may be terminated by the Company at any time without prior notice. If the Company terminates Mr. Deitchle's employment without cause (as defined in the agreement), he will be entitled to receive an amount equal to two times his annual base salary then in effect, plus any unpaid pro rata salary earned through the termination date. During the first 90 days after a change in control of the Company (as defined in the agreement), Mr. Deitchle may terminate the agreement and receive a lump sum payment equal to two times his then annual base salary in effect plus any unpaid pro rata salary earned through the termination date.

    In April 1998, the Company entered into an employment agreement with Linda
J. Candioty, Executive Vice President and Secretary of the Company. Under this agreement, Ms. Candioty is provided with an annual base salary ($230,000 for fiscal 2000) which is subject to increase from time to time by the Board of Directors. Ms. Candioty is entitled to other specified benefits such as participation in the Company's executive-level incentive plans, an automobile allowance, reimbursement of business expenses and health and life insurance benefits. The agreement may be terminated without cause by Ms. Candioty with 60 days written notice, and may be terminated by the Company at any time without prior notice. If the Company terminates Ms. Candioty's employment without cause (as defined in the agreement), she will be entitled to receive any unpaid pro rata salary earned through the date of termination, plus any unpaid pro rata portion of any incentive plan awards for the current fiscal year when awards are paid to all other plan participants, plus immediate vesting of all stock options granted to her under the Company's stock option plans. During the first 90 days after a change in control of the Company (as defined in the agreement), Ms. Candioty may terminate the agreement and receive a lump sum payment equal to two times her then annual base salary in effect plus any unpaid pro rata salary earned through the termination date.

    In April 1999, the Company entered into an employment agreement with Debby
R. Zurzolo, the Company's Senior Vice President and General Counsel. Under this agreement, Ms. Zurzolo is provided with an annual base salary, currently $230,000, which is subject to increase from time to time by the Board of Directors. Ms. Zurzolo is entitled to other specified benefits such as an automobile allowance, reimbursement of business expenses and health and related insurance benefits. The agreement may be terminated without cause by Ms. Zurzolo with 90 days written notice, and may be terminated by the Company at any time without prior notice. If the Company terminates Ms. Zurzolo's employment without cause (as defined in the agreement), she will be entitled to receive an amount equal to two times her annual base salary then in effect, plus any unpaid pro rata salary earned up to the date of termination, plus any unpaid pro rata portion of any incentive plan awards for the current fiscal year when awards are paid to all other plan participants, plus an accelerated vesting of stock options granted to her under the Company's stock option plans according to a predetermined schedule in the agreement.

PERFORMANCE INCENTIVE PLAN

    The Board of Directors adopted the Company's Amended Performance Incentive Plan (the "Incentive Plan") during fiscal 1998. All executive officers and other officer and director-level staff employees are eligible for annual cash bonuses under the Incentive Plan. Under the terms of the Incentive Plan, the Compensation Committee establishes, upon the recommendation of the Chief Executive Officer, targeted financial goals based on income from operations, net income, net income per share, return on assets, return on equity, growth in earnings or other financial measures. Participants are assigned a target bonus equal to 10% to 50% of their annual base salary. Actual bonuses are awarded by the Compensation Committee at the end of each fiscal year based on the degree of achievement of the targeted financial goals. Participants are assigned threshold target and maximum cash bonus levels as a percentage of their respective base salaries, based upon their level of responsibilities with the Company. No cash bonuses were awarded under the Incentive Plan for fiscal 1998, as the threshold financial goals were not achieved. Targeted financial goals were achieved for fiscal 1999. Financial objectives have been set for fiscal 2000 that are linked to the attainment of a predetermined income from operations goal established by the Compensation Committee and approved by the Board.

EXECUTIVE SAVINGS PLAN

    Effective October 1999, the Company adopted the Executive Savings Plan (the "ESP") in order to provide a tax-advantaged savings vehicle to help it attract, retain and motivate executives with the essential qualifications to successfully manage the Company's continuing growth. The ESP is a nonqualified deferred compensation plan for highly compensated Company employees as defined in the ESP and who are otherwise ineligible for participation in the Company's qualified defined contribution savings plan under section 401(k) of the Internal Revenue Code. The ESP allows participating executives to defer the receipt of up to 15% of their salaries and 100% of their eligible bonuses. The Company currently matches 25% of the first 4% of annual salaries deferred by participating employees. The Company's matching contribution vests 25% annually beginning with the end of the employee's second year of participation in the ESP. Employee deferrals and the Company match are deposited into a "Rabbi" trust established by the Company, and the funds are generally invested in individual variable life insurance contracts owned by the Company which are specifically designed to informally fund executive savings plans of this nature.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
  COMPENSATION

    The report of the Compensation Committee shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OVERVIEW AND PHILOSOPHY

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Committee, pursuant to authority delegated by the Board, determines the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Committee is also responsible for setting and administering the policies which govern the Company's 1992 Performance Employee Stock Option Plan; the Amended Performance Incentive Plan; and the Executive Savings Plan.

    There are three key elements in the Company's executive compensation program, all determined by individual and corporate performance:

    - Annual base salary;

    - Annual incentive compensation; and

    - Long-term incentive compensation.

    The Company's executive compensation program is designed to enable it to attract, retain and motivate the highest quality of management talent available. Furthermore, the Committee believes that the value of the program should reflect, in large part, the value created for stockholders. The key objectives of the program are as follows:

    - To offer fair and competitive annual base salaries consistent with similarly situated companies in the foodservice industry;

    - To reward executives for corporate and individual performance through annual incentive and deferred compensation programs; and

    - To encourage future performance through the use of long-term incentives such as stock options that align the interests of employees and stockholders.

ANNUAL BASE SALARIES

    Annually, the Committee establishes the base salaries to be paid to the Company's executive officers during the coming year, subject to the approval of the Board. In setting base salaries, the Committee takes into account several factors including, but not limited to, the executive's experience, responsibilities, management abilities and job performance, as well as the performance of the Company as a whole and current market conditions.

ANNUAL INCENTIVE COMPENSATION

    The Company's Amended Performance Incentive Plan (the "Incentive Plan") is the Company's annual cash bonus program for executive officers and other officer and director-level staff employees. Under the Incentive Plan, the Committee establishes, upon the recommendation of the Chief Executive Officer, targeted financial goals based on net income, net income per share, return on assets, return on equity, growth in earnings or other financial measures. Each participant is assigned a target bonus award equal to 10% to 50% of the participant's annual base salary. The actual bonuses shall be awarded by the Committee at the end of each fiscal year based on the achievement of the targeted financial goals.

Participants are assigned threshold, target and maximum cash bonus levels as a percentage of their respective base salaries based upon their levels of responsibilities with the Company. Financial objectives have been set for fiscal 2000 that are linked to the attainment of a predetermined income from operations goal established by the Compensation Committee and approved by the Board.

LONG-TERM INCENTIVE COMPENSATION

    The Committee believes that employee stock ownership is a significant incentive in building stockholder wealth and aligning the interests of employees and stockholders. Stock options will only have value if the Company's stock price increases. Stock options utilize vesting periods to encourage key employees to continue in the employ of the Company.

    The Board of Directors adopted the 1992 Performance Employee Stock Option Plan (the "1992 Stock Option Plan") concurrent with the Company's initial public offering. The 1992 Stock Option Plan was approved by stockholders at the 1993 Annual Meeting of Stockholders. An amendment to the 1992 Stock Option Plan was approved by stockholders at the 1998 Annual Meeting of Stockholders which, among other things, increased the number of shares authorized for stock options from 2,756,250 to 3,956,250. The 1992 Stock Option Plan authorizes the Committee to award stock options to key employees at exercise prices, vesting schedules and on other terms established by the Committee. In order for stock options granted to executive officers and key employees to vest, the Company's earnings performance for the year must meet or exceed the average earnings performance of all full-menu table service restaurants reported in a restaurant index published by a major financial services firm or an equivalent index.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    At the time of the Company's initial public offering in September 1992, the Company entered into a three-year employment agreement with Mr. Overton that specified an annual base salary of $350,000. The Company and Mr. Overton renewed the agreement from September 1995 through January 1998 with no increase in annual base salary. In January 1998, the Compensation Committee reviewed
Mr. Overton's annual base salary in light of his individual performance and contribution to the Company's overall growth since September 1992 and increased it to $400,000. Mr. Overton's annual base salary remained unchanged during fiscal 1999. In January 2000, the Compensation Committee again reviewed
Mr. Overton's individual performance and continuing contributions to the Company's overall growth and increased his annual base salary to $420,000. The Committee also granted Mr. Overton an option to purchase an additional 30,000 shares of the Company's Common Stock under the 1992 Stock Option Plan.

                                          Compensation Committee
                                          Thomas L. Gregory
                                          Jerome I. Kransdorf
                                          Wayne H. White

PRICE PERFORMANCE GRAPH

    Set forth below is a graph comparing the total return on an indexed basis of a $100 investment in the Company's Common Stock, the S&P Midcap Restaurant Index, the Nasdaq Composite-Registered Trademark- (US) Index and the Nation's Restaurant News Stock Index. The measurement points utilized in the graph consist of the last trading day in each calendar year, which closely approximates the last day of the respective fiscal year of the Company.

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON $100 INVESTMENT
    AMONG THE CHEESECAKE FACTORY INCORPORATED, S&P MIDCAP RESTAURANT INDEX, NASDAQ COMPOSITE-REGISTERED TRADEMARK- (US) INDEX AND NATION'S RESTAURANT NEWS
                                  STOCK INDEX

                                        12/30/94   12/29/95   12/31/96   12/31/97   12/31/98   12/31/99
The Cheesecake Factory Incorporated     $100.00    $136.51    $115.05    $193.65    $282.44    $333.33
S&P Midcap Restaurant Index             $100.00    $ 98.22    $ 93.86    $102.61    $125.56    $105.59
Nasdaq Composite-Registered Trademark-
  (US) Index                            $100.00    $141.34    $173.89    $213.07    $300.25    $542.44
Nation's Restaurant News Stock Index    $100.00    $148.65    $152.81    $152.95    $205.30    $195.89

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                     OF THE CHEESECAKE FACTORY INCORPORATED
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

    On March 7, 2000, the Board of Directors approved, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the maximum authorized number of shares of Common Stock, $0.01 par value, from 30,000,000 to 150,000,000. After taking into account the current number of outstanding shares of the Company's Common Stock (20,280,288 shares as of March 9, 2000), the Board of Directors believes that the current limit of 30,000,000 authorized shares is inadequate for the future needs of the Company. Although the Company has no present plans, agreements or understandings for the issuance of any of the additional authorized shares, the Board of Directors believes that the recommended increase in the number of authorized shares will give it the flexibility to timely meet the equity capital requirements of the Company's business in the future. If the Certificate of Incorporation is amended, the additional shares would be available for the declaration of stock splits, stock dividends and for any other proper corporate purpose.

    If the proposed amendment is adopted, the additional shares of Common Stock to be authorized would thereafter be subject to issuance from time to time by the Board of Directors without stockholder approval, and without any preemptive purchase rights by the stockholders. The issuance of such authorized shares of Common Stock may have a dilutive effect on the equity interests of the Company's then existing stockholders. The overall effect of an issuance of additional shares of Common Stock and the existence of certain provisions contained in the Company's Certificate of Incorporation and By-laws may be to render more difficult the accomplishment of any attempted merger, takeover or other change in control affecting the Company and/or the removal of the Company's incumbent Board of Directors and management. However, the Board of Directors does not view the proposed increase in the maximum number of authorized shares of Common Stock as an anti-takeover measure.

    The affirmative vote of the holders of a majority of the votes entitled to be cast at the Annual Meeting and held by the holders of the issued and outstanding shares of Common Stock, voting as a single class, is required to adopt the proposed amendment increasing the number of authorized shares of Common Stock. If approved by the stockholders, the amendment will become effective upon the filing of the amendment with the Secretary of the State of Delaware. The Board of Directors recommends that the stockholders vote FOR the adoption of such amendment. It is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in favor of adoption unless otherwise instructed therein.

                            INDEPENDENT ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP served as the Company's independent accountants for fiscal 1999. This firm has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of this firm are expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

    The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting of Stockholders. If, however, other business shall properly come before the meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interests of the Company.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    Any stockholder proposal intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than December 21, 2000.

                           AVAILABILITY OF FORM 10-K

    THE COMPANY WILL PROVIDE TO ANY STOCKHOLDER WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF THAT STOCKHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE ADDRESSED TO: JANE VALLAIRE, MANAGER, INVESTOR RELATIONS AT THE CHEESECAKE FACTORY INCORPORATED, 26950 AGOURA ROAD, CALABASAS HILLS, CA 91301.

                                          By Order of the Board of Directors
                                          Linda J. Candioty
                                          Corporate Secretary

--------------------------------------------------------------------------------

                                ADMITTANCE SLIP
                      THE CHEESECAKE FACTORY INCORPORATED
                         ANNUAL MEETING OF STOCKHOLDERS


PLACE:                THE CHEESECAKE
                      FACTORY-REGISTERED TRADEMARK-
                      605 NORTH HARBOR DRIVE
                      REDONDO BEACH, CALIFORNIA

TIME:                 MAY 30, 2000,
                      10:00 A.M. PST

    PLEASE PRESENT THIS COUPON AT THE ENTRANCE TO THE MEETING ROOM. YOU MAY BRING GUESTS, BUT WE RESERVE THE RIGHT TO LIMIT THE NUMBER OF YOUR GUESTS IN ORDER TO ENSURE ADEQUATE SEATING FOR STOCKHOLDERS. CAMCORDERS OR PHOTOGRAPHY EQUIPMENT OF ANY KIND ARE EXPRESSLY PROHIBITED AT THE ANNUAL MEETING.

                      THE CHEESECAKE FACTORY INCORPORATED
                26950 AGOURA ROAD   -  CALABASAS HILLS, CA 91301
                            TELEPHONE (818) 871-3000
                          WWW.THECHEESECAKEFACTORY.COM

PROXY                 THE CHEESECAKE FACTORY INCORPORATED

    Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 30, 2000, at 10:00 A.M. at The Cheesecake Factory-Registered Trademark- restaurant, 605 North Harbor Drive, Redondo Beach, California.

    The undersigned hereby appoints Gerald W. Deitchle and Linda J. Candioty, or either one of them, as Proxies, with the full power of substitution, to vote all shares of Common Stock of the Company held of record by the undersigned on April 9, 2000 at the Meeting or at any adjournments thereof, on the items set forth below and in their discretion upon such other business as may properly come before the Meeting.

    The Board of Directors recommends a vote in favor of Items 1 and 2 and the proposed amendment set forth in Item 3 below.

1.  ELECTION OF JEROME I. KRANSDORF AS DIRECTOR
    / / FOR the nominee listed above for the term set forth in the Proxy Statement.
    / /  WITHHOLD AUTHORITY to vote for the nominee listed above.

2.  ELECTION OF WAYNE H. WHITE AS DIRECTOR
    / / FOR the nominee listed above for the term set forth in the Proxy Statement.
    / /  WITHHOLD AUTHORITY to vote for the nominee listed above.

3. APPROVAL OF AN AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION to increase the maximum authorized number of shares of Common Stock from 30,000,000 to 150,000,000.
    / /  FOR the amendment as set forth in the Proxy Statement.
    / /  AGAINST
    / /  ABSTAIN

                        (CONTINUED FROM THE OTHER SIDE)

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

    This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted for Items 1 and 2 and the proposed amendment in Item 3. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Proxy Statement dated April 17, 2000 is acknowledged.

    Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.

                                              Dated: ____________________, 2000.

                                              __________________________________

                                                         (Signature)

                                              __________________________________

                                                         (Signature)

                                              Please sign exactly as name
                                              appears hereon. If signing as an
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              full title as such, and if signing
                                              for a corporation, give your
                                              title. When shares are in the
                                              names of more than one person,
                                              each should sign.